Exhibit 28.h.4.t

AMENDED AND RESTATED FEE WAIVER AND/OR EXPENSE ASSUMPTION

AGREEMENT FOR DFA INVESTMENT DIMENSIONS GROUP INC.

AMENDED AND RESTATED FEE WAIVER AND/OR EXPENSE ASSUMPTION AGREEMENT, made this             day of             , 20__, between DFA Investment Dimensions Group Inc., a Maryland corporation (the “Fund”), on behalf of certain portfolios of the Fund, as identified below (each a “Portfolio,” and together, the “Portfolios”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”) (formerly Dimensional Fund Advisors Inc.), amending and restating certain waiver agreements previously entered into by the Fund and Dimensional.

WHEREAS, Dimensional has entered into Investment Advisory Agreements and/or Administration Agreements, as applicable, with the Fund, on behalf of the Portfolios, pursuant to which Dimensional provides various services for the Portfolios, and for which Dimensional is compensated based on the average net assets of such Portfolios; and

WHEREAS, the Fund and Dimensional have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to limit the expenses of the Portfolios of the Fund as listed below;

NOW, THEREFORE, the parties hereto agree as follows:

1. Fee Waiver and Expense Assumption by Dimensional.

(a) Dimensional agrees to waive all or a portion of its management fee and to assume the ordinary operating expenses of each of the following Portfolios (excluding the expenses that the Portfolio incurs indirectly through its investment in other investment companies) (“Portfolio Expenses”) to the extent necessary to limit the Portfolio Expenses for each Portfolio, on an annualized basis, to the following percentages of the respective Portfolio’s average net assets (the “Expense Limitation Amount”):

Portfolio (Class, as applicable)	Expense Limitation Amount
DFA California Short-Term Municipal Bond Portfolio	0.30%
DFA Intermediate-Term Extended Quality Portfolio (Institutional Class)	0.22%
DFA Inflation-Protected Securities Portfolio (Institutional Class)	0.20%
DFA International Real Estate Securities Portfolio (Institutional Class)	0.65%
DFA Long-Term Real Return Fixed Income Portfolio	0.20%
DFA Selectively Hedged Global Fixed Income Portfolio	0.25%
DFA Short-Term Extended Quality Portfolio (Institutional Class)	0.22%
Emerging Markets Core Equity Portfolio (Institutional Class)	0.85%
Emerging Markets Social Core Equity Portfolio[1]	0.85%
International Core Equity Portfolio (Institutional Class)	0.49%
International Sustainability Core 1 Portfolio	0.57%
International Vector Equity Portfolio	0.60%
T.A. U.S. Core Equity 2 Portfolio	0.30%
U.S. Core Equity 1 Portfolio (Institutional Class)	0.23%
U.S. Core Equity 2 Portfolio (Institutional Class)	0.26%
U.S. Sustainability Core 1 Portfolio	0.37%
U.S. Vector Equity Portfolio (Institutional Class)	0.36%

(b) Dimensional agrees to waive all or a portion of its management fee and to assume the expenses of each of the following Portfolios (including the expenses that a Portfolio bears as a shareholder of other funds managed by the Advisor but excluding the expenses that the Portfolio

[1]	Dimensional has voluntarily agreed to assume the costs of the Portfolio’s engagement of its Social Screen Vendor but may terminate the assumption of this expense at any time.

incurs indirectly through its investment in unaffiliated investment companies) (“Portfolio Expenses”) to the extent necessary to limit the Portfolio Expenses for each Portfolio to the following percentages of the respective Portfolio’s average net assets on an annualized basis (the “Expense Limitation Amount”).

Portfolio	Expense Limitation Amount
DFA Global Real Estate Securities Portfolio	0.55%
DFA International Value ex Tobacco Portfolio	0.60%
DFA Investment Grade Portfolio	0.22%
T.A. World ex U.S. Core Equity Portfolio	0.60%

(c) Dimensional agrees to reduce all or a portion of its administration fee and/or investment advisory fee, as applicable, and if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each such Portfolio, such fee waiver and assumption of expenses as detailed below, to the extent necessary to limit the annualized expenses of each Portfolio to the rate reflected below for each Portfolio (“Expense Limitation Amount”):

Portfolio (Class, as applicable)	Expense Limitation Amount
International Small Company Portfolio (Institutional Class)	Dimensional has agreed to waive its administrative fee and to assume the Portfolio’s other direct expenses (not including expenses incurred though its investment in other investment companies) to the extent necessary to limit the direct expenses of the Portfolio’s Institutional Class shares (not including expenses incurred through its investment in other investment companies) to 0.45% of the Portfolio’s average net assets on an annualized basis.

Japanese Small Company Portfolio

(Institutional Class)

United Kingdom Small Company Portfolio

(Institutional Class)

Continental Small Company Portfolio

(Institutional Class)

Asia Pacific Small Company Portfolio

(Institutional Class)

For Institutional Class shares of each of these Portfolios, Dimensional has agreed to waive its administration fee and to assume the Portfolio’s other direct expenses to the extent necessary to limit the Portfolio’s direct expenses to 0.47% of the Portfolio’s average net assets on an annualized basis for each such Portfolio. This fee waiver and assumption does not include the indirect expenses each Portfolio bears as a shareholder of its master fund.

Tax-Managed U.S. Equity Portfolio	Dimensional has agreed to waive its administration fee and to assume the Portfolio’s expenses (up to the amount of fees paid to Dimensional based on the Portfolio’s assets invested in its master fund) to the extent necessary to reduce the Portfolio’s expenses when its total operating expenses exceed 0.22% of the Portfolio’s average net assets on an annualized basis.

U.S. Targeted Value Portfolio (Institutional Class)	Dimensional has agreed to waive its administration fee and investment advisory fee and to assume the Portfolio’s direct and indirect expenses (excluding the expenses the Portfolio incurs indirectly through investment in other investment companies) to the extent necessary to limit the expenses of the Portfolio’s Institutional Class shares to 0.50% of the Portfolio’s average net assets on an annualized basis.

(d) Dimensional agrees to waive all or a portion of its management fee and to assume the expenses of the DFA Commodity Strategy Portfolio to the extent necessary to limit the ordinary operating expenses of the Portfolio (not including expenses incurred through an investment in unaffiliated investment companies) (“Portfolio Expenses”) to 0.55% of the average net assets of the Portfolio on an annualized basis (the “Expense Limitation Amount”).

2. Fee Waiver by Dimensional.

(a) Dimensional agrees to waive all or a portion of its management fee to the extent necessary to reduce the ordinary operating expenses (not including expenses incurred through investment in other investment companies) (“Portfolio Expenses”) of each of the following Portfolios so that such Portfolio Expenses, on an annualized basis, do not exceed the rate reflected below for each Portfolio (the “Expense Limitation Amount”):

Portfolio (Class, as applicable)	Expense Limitation Amount
DFA California Intermediate-Term Municipal Bond Portfolio	0.30%
DFA Short-Term Government Portfolio (Institutional Class) (formerly the DFA Five-Year Government Portfolio)	0.20%
DFA Short-Term Municipal Bond Portfolio (Institutional Class)	0.30%
U.S. Social Core Equity 2 Portfolio	0.60%

(b) Dimensional agrees to waive up to the full amount of the World ex U.S. Value Portfolio’s management fee of 0.47% to the extent necessary to offset the proportionate share of the management fees paid by the Portfolio through its investment in other funds managed by Dimensional (the “Underlying Funds”). In addition, Dimensional also agrees to waive all or a portion of the management fee that remains payable by the Portfolio (i.e. the management fee remaining after the proportionate share of the Underlying Funds’ management fees have been offset (the “Remaining Management Fee”)) to the extent necessary to reduce the Portfolio’s ordinary operating expenses (including expenses incurred through its investment in other investment companies) (“Portfolio Expenses”) so that such Portfolio Expenses do not exceed 0.60% of the Portfolio’s average net assets on an annualized basis (the “Expense Limitation Amount”). The maximum amount that may be waived to limit Portfolio Expenses pursuant to this paragraph is the amount of the Remaining Management Fee.

2.	Duty to Reimburse Dimensional. If, at any time, the Portfolio Expenses of a Portfolio, or class of a Portfolio, as applicable, are less than the applicable Expense Limitation Amount identified above, the Fund, on behalf of the Portfolio, shall reimburse Dimensional for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement will not cause the annualized Portfolio Expenses of the Portfolio, or class of the Portfolio, as applicable, to exceed the applicable Expense Limitation Amount identified above. There shall be no obligation of the Fund, on behalf of a Portfolio, to reimburse Dimensional for fees waived and/or expenses previously assumed by Dimensional more than thirty-six (36) months prior to the date of any such reimbursement.

3.	Assignment. No assignment of this Agreement shall be made by Dimensional without the prior consent of the Fund.

4.

Duration and Termination. This Agreement shall begin on February 28, 2011, and shall continue in effect until February 28, 2012 for each Portfolio, or class of a Portfolio, as applicable, and shall continue in effect from year to year thereafter, unless and until the Fund or Dimensional notifies the other party to the Agreement, at least thirty days (30) prior to the end of the one-year period for a Portfolio, of its intention to terminate the Agreement. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement or

Administration Agreement, as applicable, between Dimensional and the Fund, on behalf of such Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DFA INVESTMENT DIMENSIONS GROUP INC.	DIMENSIONAL FUND ADVISORS LP

	By:	DIMENSIONAL HOLDINGS INC., General Partner

By:	By:
Name:	Name:
Title:	Title: